Exhibit 10.2

WEST CORPORATION

AMENDED AND RESTATED

EXECUTIVE INCENTIVE COMPENSATION PLAN

1. Purpose

The principal purposes of the West Corporation Executive Incentive Compensation Plan (the “Plan”) are to assist West Corporation (“West”) in attracting, motivating and retaining officers who have significant responsibility for the growth and long-term success of West and its subsidiaries and divisions (collectively, the “Company”) by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the applicable performance period and to provide for the payment of other special bonus awards. It is intended that amounts payable under this Plan to participants who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

2. Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board, which is intended to be comprised of members of the Board that are “outside directors” within the meaning of Section 162(m) of the Code, or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of West is then traded to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code (the “Committee”).

The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include, without limitation, the authority (within the limitations described herein and subject to the requirements of Section 162(m) of the Code) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to establish the performance goals and other terms and conditions that are to apply to each award granted hereunder, to determine in writing prior to the payment of any award whether objectives and conditions for earning awards have been met, to determine whether awards will be paid on a deferred basis, and to determine whether an award or payment of an award should be reduced or eliminated.

The Committee shall have full power and authority to administer and interpret the Plan and any award granted hereunder, and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person receiving an award under the Plan.

3. Eligibility

Participants in this Plan shall consist of officers of the Company as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

4. Awards

(a) Types of Awards. The Committee may grant awards to eligible officers, subject to the terms and conditions set forth in the Plan. Under this Plan, officers of the Company may be granted cash incentive award opportunities with respect to a fiscal year of the Company or other performance period determined by the Committee (“Performance Period”) and any other special bonus awards approved by the Committee from time to time.

(b) Performance Targets. The Committee shall establish with respect to each Performance Period one or more objective performance goals for each participant or for any group of participants (or both). To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, performance goals shall include, without limitation, one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment by a share of common stock of West of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, earnings of West before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, the achievement of annual operating profit plans, net income before or after taxes, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time. With respect to participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable performance period or during any period in which an award may be paid following a performance period, the performance goals established for the performance period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish; provided, however, that to the extent such goals relate to awards to “covered employees” within the meaning of Section 162(m) of the Code, such special rules and conditions shall not be inconsistent with the provisions of Treasury regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.”

(c) Adjustments. The Committee may provide for the performance targets or the manner in which performance will be measured against the performance targets to be adjusted, in accordance with Section 162(m) of the Code, in such manner as it deems appropriate to reflect the impact of specified corporate transactions (such as a stock split or stock dividend or a stock buy back), special charges, corporate allocations, accounting or tax law changes and other extraordinary or nonrecurring events. All objectives are based upon the Company’s operations. Results derived from mergers, acquisitions and joint ventures may be included, as approved by the Committee in accordance with Section 162(m) of the Code.

(d) Payment of Awards. Performance-based awards shall be payable in cash upon certification by the Committee that the specified performance targets for the applicable Performance Period were achieved; provided, however, that such payment shall occur no later than the March 15th occurring immediately after the calendar year in which the applicable Performance Period ends for which specified performance targets were achieved. The Company may pay up to seventy-five (75%) of the performance award on a quarterly basis during the performance period; provided, however, that such quarterly payments shall only be paid upon the certification by the Committee that the specified performance targets have been achieved on a quarterly basis. Notwithstanding the foregoing, a participant may elect to defer all or a portion of any award otherwise payable in accordance with this section, if permitted pursuant to a deferred compensation plan adopted by, or an agreement entered into with, the Company, provided that such deferral does not adversely affect the treatment of the award as performance-based compensation and provided that such deferral opportunity complies with Section 409A of the Code.

(e) Maximum Awards. No participant shall receive a payment under the Plan with respect to any performance period having a value in excess of $10,000,000, which maximum amount shall be proportionately adjusted with respect to performance periods that are less than or greater than one year in duration.

5. Miscellaneous Provisions

(a) Guidelines. The Committee may adopt from time to time written policies for its implementation of the Plan.

(b) Delegation of Administrative Authority. The Committee, as it deems necessary, may delegate its responsibilities for administering the Plan to Company executives; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable performance period or during any period in which an award may be paid following a performance period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such performance period, (ii) establish performance goals and awards for such person and (iii) certify the achievement of such performance goals.

(c) Restriction on Transfer. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

(d) Designation of Beneficiary. If permitted by the Company, a participant may file with the Company a written designation of one or more persons as such participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the participant’s lifetime on a form prescribed by the Committee. The spouse of a married participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a participant fails to designate a beneficiary, or if all designated beneficiaries of a participant predecease the participant, then each outstanding award shall be payable to the participant’s executor, administrator, legal representative or similar person.

(e) Other Plans. Neither the adoption of the Plan nor the submission of the Plan to West’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

(f) Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

(g) No Rights to Awards. Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

(h) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any award or to any participant receiving an award.

(i) Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

(j) Governing Law. The Plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the state of Delaware.

6. Effective Date, Amendments and Termination

(a) Effective Date. The Plan shall become effective for performance periods commencing on or after January 1, 2015, subject to the approval of the Plan at West’s 2014 annual meeting of stockholders. In the event that the Plan is not approved by the stockholders of West, the Plan shall be null and void with respect to participants who are “covered employees” within the meaning of Section 162(m) of the Code.

(b) Amendments. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.

(c) Termination. The Plan shall continue in effect until terminated by the Board.

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